Exhibit 10.2

ASSIGNMENT AND ASSUMPTION AGREEMENT

(re: Timbercreek Class A Units from ELRH II to LATA OP)

This ASSIGNMENT AND ASSUMPTION AGREEMENT (“Agreement”) is made and entered into as of the 20th day of December, 2013 (“Effective Date”) by and among Elco Landmark Residential Holdings II LLC, a Delaware limited liability company (“ELRH II”), Landmark Apartment Trust of America, Inc., a Maryland corporation (“LATA”), and Landmark Apartment Trust of America Holdings, LP, a Virginia limited partnership (“LATA OP”, and together with ELRH II and LATA, the “Parties”, and each individually, a “Party”). All capitalized terms used but not defined herein shall have the meaning ascribed to such term in the Purchase Agreement (as defined below).

RECITALS:

WHEREAS, ELRH II is the owner of 500,000 Class A Units (the “Class A Units”) in Timbercreek U.S. Multi-Residential (U.S.) Holding, L.P. (“Timbercreek”), which Class A Units are subject to the terms of that certain Limited Partnership Agreement of Timbercreek dated as of October 25, 2012 (as amended, the “Timbercreek Partnership Agreement”); and

WHEREAS, LATA OP and ELRH II (and certain of ELRH II’s affiliates) are parties to that certain Asset Purchase and Contribution Agreement dated as of March 13, 2013 (as amended, the “Purchase Agreement”), pursuant to which, among other things, ELRH II agreed to sell, convey and assign the Class A Units to LATA OP and LATA OP agreed to purchase the Class A Units on or prior to a date that is 18 months after the Closing Date;

WHEREAS, the Purchase Agreement provides for a purchase price of up to Five Million Dollar ($5,000,000) for the Class A Units, which is to be paid by delivery of a Promissory Note from LATA OP, unless such purchase occurred after an IPO, in which case such amount was to be paid in cash; and

WHEREAS, the Parties now desire to complete the purchase and sale of the Class A Units and have, simultaneously herewith, executed that certain Second Amendment to Asset Purchase and Contribution Agreement to provide, among other things, that in lieu of the previously agreed upon form of consideration, LATA OP now desires to acquire the Class A Units by LATA issuing and delivering, and ELRH II now desires to sell the Class A Units by hereby accepting, 613,497 shares (the “Shares”) of LATA common stock, par value $0.01 per share (“LATA Common Stock”), each such Share having an agreed value of $8.15 per Share; and

WHEREAS, ELRH II, LATA and LATA OP have agreed to enter into this Agreement pursuant to which the Class A Units will be conveyed by ELRH II to LATA OP and LATA OP will assume all obligations relating to the Class A Units, including obligations under the Timbercreek Partnership Agreement.

AGREEMENTS:

Section 1. Recitals.

The recitals set forth above are incorporated herein by reference as if fully set forth in the body of this Assignment.

Section 2. Assignment and Assumption of Class A Units.

Subject to receipt of the LATA Common Stock as contemplated in Section 3 hereof, ELRH II does hereby sell, transfer, convey, assign and deliver to LATA OP, its successors and assigns, effective as of the date hereof, all of ELRH II’s right, title and interest in and to the Class A Units, free and clear of any liens or encumbrances, except the governing documents of Timbercreek, including pursuant to Timbercreek’s Partnership Agreement.

LATA OP hereby accepts the foregoing assignment and agrees to assume, from and after the Effective Date, all obligations of ELRH II related to the Class A Units, including, without limitation, those contemplated by Timbercreek’s Partnership Agreement and any and all other governing documents of Timbercreek related to the assigned Class A Units.

Section 3. Issuance and Delivery of LATA Common Stock.

As payment in full for the Class A Units, LATA hereby issues and delivers to ELRH II the Shares of LATA Common Stock. ELRH II acknowledges that the Shares constitute “restricted securities” as defined in Rule 144 promulgated under the Securities Act of 1933 as amended (“Securities Act”) and, accordingly, such Shares may only be sold pursuant to a registration statement declared effective by the Securities Exchange Commission or pursuant to an exemption from registration under applicable federal and state securities laws. ELRH II may transfer the Shares to its affiliates to the same extent, and subject to the same restrictions and conditions, as Restricted Units could be transferred pursuant to the Purchase Agreement. The Parties acknowledge that, simultaneously herewith, LATA and ELRH II have entered into that certain Support Payment Agreement and that certain Restricted Shares Agreement relating to the Shares.

Section 4. Further Assurances.

ELRH II, LATA and LATA OP hereby agree to execute and deliver such further documents and instruments and to take such other actions as reasonably necessary or desirable to carry out the intent of this Agreement and to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, LATA OP agrees to execute any documents or instruments that may be required in connection with any joinder or amendment to Timbercreek’s Partnership Agreement and any other agreement or document that may be required in connection with the assignment of the Class A Units contemplated hereby.

Section 5. Representations.

The Parties hereby make the following representations and warranties to each other, with the understanding that each other Party is relying upon the accuracy and completeness thereof in electing to enter into and perform this Agreement:

5.1 Organization. Each Party is a legal entity duly organized and validly existing under the laws of the state of its organization and is in good standing under such laws. Each Party has the requisite corporate power to own and operate its properties and assets, and to carry on its business as presently conducted. Each Party is qualified to do business in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have a material adverse effect on the business, assets, liabilities, operations or conditions (financial or otherwise) of such Party or its subsidiaries, taken as a whole (a “Material Adverse Effect”).

5.2 Authorization. Each Party has taken all corporate action necessary for the authorization, execution, delivery and performance of this Agreement, LATA has taken all corporate action necessary for the authorization, sale, issuance and delivery of the Shares and ELRH II has taken all corporate action necessary for the authorization, sale and delivery of the Class A Units. This Agreement constitutes the legal, valid, and binding obligation of each of the Parties enforceable in accordance with its terms, except to the extent limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws of general application related to the enforcement of creditors’ rights generally and (b) general principles of equity, and except that enforcement of rights to indemnification contained herein may be limited by applicable federal or state laws or the public policy underlying such laws, regardless of whether enforcement is considered in a proceeding in equity or at law.

5.3 No Conflict. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under any provision of, such Party’s organizational and governing documents or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Party or its properties or assets, or which would have a Material Adverse Effect or would materially impair or restrict such Party’s power to perform its obligations as contemplated under such agreements.

5.4 Valid Issuance. LATA represents that the Shares, in reliance upon the representations of ELRH II herein, when issued and delivered and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and non-assessable. The Shares will be free of any liens or encumbrances; provided, however, that the Shares are subject to restrictions on transfer under applicable Securities Laws and to the terms of the Restricted Share Agreement entered into herewith.

5.5 Compliance With Securities Laws. ELRH II hereby represents and warrants to LATA and LATA OP that ELRH II is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act, is a sophisticated investor, has knowledge as to the business and operations of LATA and LATA OP by virtue of the fact that certain indirect principals of ELRH II are directors of LATA and that ELRH II has no need for the protections that registration of the LATA Common Stock would provide. ELRH II is acquiring the LATA Common Stock as an investment to hold, with no intent to distribute such securities. In reliance on the foregoing representations, LATA and LATA OP hereby represent and warrant to ELRH II that the offer, sale and issuance of the Shares is exempt from the registration requirements of the Securities Act and the rules and regulations promulgated thereunder, and any applicable state securities laws and neither LATA nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption.

5.6 Valid Issuance; Title; Rights and Privileges. ELRH II hereby represents and warrants that it invested Five Million Dollars ($5,000,000) in Timbercreek in return for the Class A Units and such Class A Units have been validly issued, fully paid and non-assessable. ELRH II is the record and beneficial owner of the Class A Units and has good and valid title to such Class A Units, free of any liens or encumbrances; provided, that the Class A Units are subject to restrictions on transfer under applicable Securities Laws and the governing documents of Timbercreek. ELRH II has full right, power and authority to transfer and deliver to LATA OP valid title in the Class A Units held by ELRH II, free and clear of all liens. ELRH II does not own or have rights to any additional Class A Units. LATA OP will have all rights and privileges as a Class A Unitholder.

Section 6. Indemnification.

6.1 Survival. All representations, warranties, covenants and agreements of the Parties shall survive the closing date. No Party shall, however, other than in the event of willful misconduct, intentional misrepresentation or fraud on the part of the other Party, have any liability for misrepresentation or breach of warranty except to the extent that notice of a claim is asserted in writing and delivered to that Party prior to the twenty-four month anniversary of the transfer of the Class A Units hereunder.

6.2 Limitations on Liability. The obligation to indemnify a Party for a misrepresentation or breach of warranty shall not be subject to any limitation on the dollar amount of the claim. Prior to the IPO, ELRH II shall indemnify, defend and hold LATA and LATA OP and each of their respective directors, officers, employees, agents, shareholders, members, managers equity holders, partners, attorneys and agents (collectively, the “Buyer Indemnified Parties”), harmless from and against (a) any and all Losses (as defined in the Purchase Agreement) incurred by any Buyer Indemnified Party arising out of, resulting from or relating to any breach or inaccuracy of any of the representations and warranties made by ELRH II in this Agreement; (b) any failure of ELRH II or its Affiliates (as defined in the Purchase Agreement) to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or any of the agreements or instruments delivered by ELRH II or its Affiliates pursuant to this Agreement; and (c) any Losses incurred by any Buyer Indemnified Party (“Buyer Losses”) as a result of ELRH II experiencing a Bankruptcy Event, including but not limited to, Losses incurred as a result of a rejection of this Agreement by any court of competent jurisdiction as a result of a Bankruptcy Event or any third party claims alleging this Agreement constitutes a fraudulent conveyance under applicable Laws.

6.3 Payment. To the extent that ELRH II has any obligations to indemnify a Buyer Indemnified Party for Losses, such obligations shall be satisfied first, by setting off such amount by cancelling the Shares, in accordance with the Restricted Shares Agreement, having a value equal to such Losses, second by setting off against any Restricted Units delivered in connection with the Purchase Agreement; and, finally, by collecting the amount of any remaining Losses from any of such parties.

Section 7. Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement binding upon the Parties, notwithstanding that all the Parties are not signatories to the same counterpart. In order to facilitate the agreements contemplated by this Assignment, signatures transmitted by facsimile machine or signatures transmitted via e-email in a “PDF” format may be used in place of original signatures on this Assignment. Each Party intends to be bound by such Party’s facsimile or “PDF” format signature on this Assignment, is aware that the other Parties are relying on such party’s facsimile or “PDF” format signature, and hereby waives and defenses to the enforcement of this Agreement based upon the form of signature.

Section 8. Binding Effect; Successors and Assigns.

This Agreement and any amendments hereto are binding upon, and, to the extent expressly permitted by the provisions hereof, inure to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns. This Agreement is intended to implement the assignments and transactions contemplated by the Agreement and, to the extent of any inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall govern.

Section 9. Applicable Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflict of law principles.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first set forth above.

ELCO LANDMARK RESIDENTIAL HOLDINGS II LLC

By:	/s/ Joseph G. Lubeck
Name:	Joseph G. Lubeck
Title:	President

LANDMARK APARTMENT TRUST OF AMERICA, INC.

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

LANDMARK APARTMENT TRUST OF AMERICA HOLDINGS, LP

By:	Landmark Apartment Trust of America
Holdings, Inc., its general partner

By:	/s/ Stanley J. Olander, Jr.
Name:	Stanley J. Olander, Jr.
Title:	Chief Executive Officer

[Signature Page to Assignment and Assumption Agreement]